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                                                                   Exhibit 10.28





                                December 1, 1999

Cambridge NeuroScience, Inc.
One Kendall Square, Building 700
Cambridge, MA 02139

         Re: Collaborative Research, Development and Marketing Agreement dated as November 20, 1996 (the "Agreement")
                  -----------------------------------------------------------

Ladies and Gentlemen:

         This letter is to document our mutual understanding regarding amending and supplementing the Agreement. Capitalized terms herein shall have the meaning set forth in the Agreement. In consideration of our mutual obligations in this Amendment and Supplement Letter, CNSI and Allergan hereby agree as follows:

         1. EXTENSION OF RESEARCH PHASE. The Research Phase as described in Section 1.31 of the Agreement shall be amended to have a term of four (4) years, commencing November 20, 1996, and ending November 20, 2000. The Research Phase will be subject to earlier termination as provided in the Agreement. Attached to this Amendment and Supplement Letter as ANNEX A is the current Research Plan. In consideration of CNSI's performance of its obligations for the additional year of the Research Phase, Allergan will pay CNSI One Million Two Hundred Fifty Thousand Dollars ($1,250,000), as supported by a Research Plan and budget. The amount shall be payable as set forth in Section 9.1.1 of the Agreement. In the event that Allergan terminates the Agreement pursuant to
Section 14.1 or 14.2, Allergan shall be obligated to pay, the unpaid portion, if any, of such One Million Two Hundred and Fifty Thousand Dollars ($1,250,000), in accordance with the payment schedule in Section 9.1.1 of the Agreement.

         2. CHANGE IN AVAILABILITY PERIOD. Section 5.3 of the Agreement is amended to change the definition of "Availability Period." From the date hereof, Availability Period shall mean the period ending on the later of twelve (12) months following the date of designation of an Active Compound as a Collaboration Compound or May 20, 2000. In conformity with Section 5.3, CNSI agrees that it will not grant any license or other rights to a Third Party under its interest in any Collaboration Compound during the Availability Period. In addition, the Availability Period may be extended pursuant to Section 5.3.

         3.       EXPANSION OF FIELD. For purposes of the research license in
Section 8.1.1 of the Agreement, the definition of Field shall be expanded to mean research, development and commercialization activity with respect to compounds which block one or more than one


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subclass of the glutamate-activated ion channels, including NMDA channels, and/or one or more subclass of sodium channels, for the treatment of pain, in addition to ophthalmic disease and disorders, provided however, that such research license shall be nonexclusive outside the Field as originally defined in the Agreement. The commercial license for any Development Compound and its Back-Up Compounds selected by Allergan under Section 5.4, shall be exclusive in the Field as expanded hereby. However, if Allergan designates a Collaboration Compound as a Development Compound pursuant to Section 5.4 of the Agreement for pain, and at that time Allergan has not designated that Collaboration Compound, or another Collaboration Compound, as a Development Compound for the treatment of ophthalmic diseases and disorders, then Allergan shall no longer have the right to select a Development Compound for the treatment of ophthalmic diseases and disorders.

         4.       MILESTONE PAYMENTS. The milestone payments set forth in
Section 9.4.1 of the Agreement shall be applicable only one time with respect to each Development Compound (or its Back-Up Compounds) even if Allergan ultimately reaches one or more of such milestones for more than one indication.

         5. UPDATED LIST OF EXCLUDED COMPOUNDS. Prior to execution of this Amendment and Supplement Letter, CNSI shall provide to Allergan an updated list of Excluded Compounds as described in Section 5.7 of the Agreement. Such updated list shall be attached to this amendment and supplement letter as ANNEX B.

         6. PATENT PROSECUTION. The parties agree that, notwithstanding anything in Section 10.2 of the Agreement to the contrary, patent applications with respect to Joint Inventions or Joint Patent Rights, which have applications with respect to a Development Compound whether inside the Field as originally provided in the Agreement or as expanded under Section 3 of this Amendment and Supplement Letter, shall be filed by Allergan in such countries as reasonably determined by Allergan, after consultation with CNSI. Allergan shall consult with CNSI as to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to CNSI copies of documents relevant to such preparation, filing, prosecution or maintenance sufficiently prior to filing such document or making any payment due thereunder to allow for review and comment by CNSI and Allergan shall seriously consider all such comments. In the event that Allergan does not file, prosecute and maintain any such patent application or patent as set forth above, it shall give CNSI forty-five (45) days' notice before any relevant deadline and transmit all information reasonable and appropriate relating to such patent application or patent, and CNSI shall have the right to pursue, at its own expense, filing, prosecution and maintenance thereof, in which event Allergan shall assign all its rights therein to CNSI.

         7. UPDATED REPRESENTATIONS AND WARRANTIES. Each party hereby confirms to the other that as of the date hereof the representations and warranties of such party in Article 12 of the Agreement are true and correct as if made on the date hereof.

         8. MODIFICATION OF TERMINATION PROVISION. Section 14.4.4 of the Agreement entitled "Failure to Select a Development Compound" is hereby amended to read "By either Party if Allergan has failed to select a Development Compound pursuant to Section 5.4 by the fifth (5th) anniversary of the Effective Date."


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         9.       EFFECT OF TERMINATION. Section 14.2.3. of the Agreement,
entitled "Effect of Termination of Development Phase," is hereby amended to read "In the event that Allergan delivers notice to CNSI pursuant to Section 14.2.1, then (i) CNSI shall be free to grant a license to a Third Party for the use, manufacture, distribution for sale and sale of such Development Compound or Back-Up Compound for any indication, other than the treatment of (a) ophthalmic diseases and disorders, and (b) pain, and (ii) the effects of termination set forth under Section 14.6 hereof shall apply to such Development Compound or Back-Up Compound."

         Except for the modifications and amendments set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

         In order to evidence your agreement with the foregoing, please sign this letter where indicated below and return it to us.

                                 Very truly yours,


                                 ALLERGAN SALES, INC.


                                 /s/ George M. Lasezkay
                                 Corporate Vice President, Corporate Development


         Agreed to and acknowledged this 20th day of November, 1999.


                                 CAMBRIDGE NEUROSCIENCE, INC.


                                 /s/ Harry W. Wilcox
                                 President and Chief Executive Officer